Exhibit 10.5

Form of

FMC Technologies, Inc.

Executive Severance Agreement

THIS AGREEMENT is made and entered into as of the _____day of_____, 200_, by and between FMC Technologies, Inc. (hereinafter referred to as the “Company”) and _________________________ <<Executive>>____(hereinafter referred to as the “Executive”).

WHEREAS, the Board has approved the Company’s entering into severance agreements with certain key executives of the Company;

WHEREAS, the Executive is a key executive of the Company;

WHEREAS, should the possibility of a Change in Control of the Company arise, the Board believes it is imperative that the Company and the Board should be able to rely upon the Executive to continue in the Executive’s position, and that the Company should be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control;

WHEREAS, should the possibility of a Change in Control arise, in addition to the Executive’s regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate; and

NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of the Executive’s advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

Article 1. Establishment, Term, and Purpose

This Agreement will commence on the Effective Date and will continue in effect until the End Date (defined below). Upon the End Date and each anniversary thereafter of the End Date, the term of this Agreement will be extended automatically for one (1) additional year, unless the Committee delivers written notice six (6) months prior to such anniversary to the Executive that this Agreement will not be extended. In such case, this Agreement will terminate at the end of the term, or extended term, then in progress.

However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; and (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

Article 2. Definitions

Whenever used in this Agreement, the following terms will have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

2.1. Base Salary means the salary of record paid to an Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

2.2. Beneficiary means the persons or entities designated or deemed designated by the Executive pursuant to Section 9.2/10.2 herein.

2.3. Board means the Board of Directors of the Company.

2.4. Cause means:

(a) the Executive’s willful and continued failure to substantially perform the Executive’s employment duties in any material respect (other than any such failure resulting from physical or mental incapacity or occurring after issuance by the Executive of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes the Executive has failed to perform the Executive’s duties, and after the Executive has failed to resume substantial performance of the Executive’s duties on a continuous basis within thirty (30) calendar days of receiving such demand;

(b) the Executive’s willfully engaging in conduct (other than conduct covered under (a) above) which is demonstrably and materially injurious to the Company or an affiliate; or

(c) the Executive’s having been convicted of, or pleading guilty or nolo contendere to, a felony under federal or state law.

2.5. Change in Control means either a “Change in Ownership,” a “Change in Effective Control,” or a “Change in Ownership of a Substantial Portion of Assets,” as defined below:

Change in Ownership: A Change in Ownership of the Company occurs on the date that any one person, or more than one Person Acting as a Group (as defined below), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Ownership of the Company (or to cause a Change in Effective Control of the Company). An increase in the percentage of stock owned by any one person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock. This applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

Persons Acting as a Group: Persons will not be considered to be acting as a group solely because they (i) purchase or own stock of the same corporation at the same time, or as a result of the same public offering, or (ii) purchase assets of the same corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

Change in Effective Control: A Change in Effective Control of the Company occurs on the date that either –

(i) Any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or

(ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

A Change in Effective Control will have occurred only if the Executive is employed by the Company upon the date of the Change in Effective Control or the Company is liable for the payment of the benefits hereunder and no other corporation is a majority shareholder of the Company. Further, in the absence of an event described in paragraph (i) or (ii), a Change in Effective Control of the Company will not have occurred.

Acquisition of additional control: If any one person, or more than one Person Acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in Effective Control of the Company (or to cause a Change in Ownership of the Company).

Change in Ownership of a Substantial Portion of Assets: A Change in Ownership of a Substantial Portion of Assets occurs on the date that any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Transfers to a related person: There is no Change in Control when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a Change of Ownership of a Substantial Portion of Assets if the assets are transferred to –

(i) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii) A person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

A person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company after the transaction is not treated as a Change in Ownership of a Substantial Portion of Assets of the Company.

2.6. Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.7. Committee means the Compensation Committee of the Board or any other committee of the Board appointed to perform the functions of the Compensation Committee.

2.8. Company means FMC Technologies, Inc., a Delaware corporation, or any successor thereto as provided in Article 9/Article 10 herein.

2.9. Disability means complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which the Executive was employed when such disability commenced.

2.10. Effective Date means the date of this Agreement set forth above.

2.11. Effective Date of Termination means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

2.12 End Date means March 20, 2009.

2.13 Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

2.14 Good Reason means, without the Executive’s express written consent, the occurrence of any one or more of the following:

(a) The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including, without limitation, offices, titles and reporting requirements) as an employee of the Company (including, without limitation, any material change in duties or status as a result of the stock of the Company ceasing to be publicly traded or of the Company becoming a subsidiary of another entity, or any material change in the Executive’s reporting relationship, such as the chairman or chief executive officer ceasing to report to the Board of Directors of a publicly traded company), or a reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities from the greatest of (i) those in effect on the Effective Date; (ii) those in effect during the fiscal year immediately preceding the year of the Change in Control; and (iii) those in effect immediately preceding the Change in Control;

(b) The Company’s requiring the Executive to be based at a location which is at least fifty (50) miles further from the Executive’s then current primary residence than is such residence from the office where the Executive is located at the time of the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business obligations as of the Effective Date or as the same may be changed from time to time prior to a Change in Control;

(c) A material reduction by the Company in the Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time;

(d) A material reduction in the Executive’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates from the greatest of the levels in place: (i) on the Effective Date; (ii) during the fiscal year immediately preceding the fiscal year of the Change in Control; and (iii) on the date immediately preceding the date of the Change in Control;

(e) The failure of the Company to assume and agree to perform this Agreement in all material respects, as contemplated in Article 9/10 herein; or

(f) Any termination of Executive’s employment by the Company that is not effected pursuant to a Notice of Termination.

(1) The existence of Good Reason will not be affected by the Executive’s temporary incapacity due to physical or mental illness not constituting a Disability. The Executive’s continued employment will not constitute a waiver of the Executive’s rights with respect to any circumstance constituting Good Reason. Notwithstanding the above to the contrary, “Good Reason” for Executive’s separation from employment will exist only if (i) Executive provides written notice to the Company within ninety (90) days of the occurrence of any of the above listed events, (ii) the Company fails to cure the event within thirty (30) days following the Company’s receipt of Executive’s written notice, and (iii) Executive separates from employment with the Company effective not later than twenty four (24) months after the original occurrence of the “Good Reason” event.

2.15 Notice of Termination means a written notice which indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

2.16 Person has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as provided in Section 13(d).

2.17 Qualifying Termination means any of the events described in Section 3.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

2.18 Retirement means the Executive’s voluntary termination of employment in a manner that qualifies the Executive to receive immediately payable retirement benefits from the FMC Technologies, Inc. Salaried Employees’ Retirement Program.

2.19 Severance Benefits means the payment of severance compensation as provided in Section 3.3 herein.

2.20 Trust means the Company grantor trust to be created pursuant to Article 5 of this Agreement.

Article 3. Severance Benefits

3.1. Right to Severance Benefits. The Executive will be entitled to receive from the Company Severance Benefits, as described in Section 3.3 herein, if there has been a Change in Control of the Company and if, within twenty-four (24) calendar months following the Change in Control, a Qualifying Termination of the Executive has occurred.

The Executive will not be entitled to receive Severance Benefits if the Executive’s employment is terminated (i) for Cause, (ii) due to a voluntary termination without Good Reason, or (iii) due to death or Disability.

3.2. Qualifying Termination. The occurrence of any one or more of the following events will trigger the payment of Severance Benefits to the Executive under this Agreement:

(a) An involuntary termination of the Executive’s employment by the Company for reasons other than Cause, Disability or death within twenty-four (24) calendar months following the month in which a Change in Control of the Company occurs;

(b) A voluntary termination by the Executive for Good Reason within twenty-four (24) calendar months following the month in which a Change in Control of the Company occurs pursuant to a Notice of Termination delivered to the Company by the Executive; or

(c) The Company or any successor company breaches any of the provisions of this Agreement.

3.3. Description of Severance Benefits. In the event the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.2 herein, the Company will pay to the Executive (or in the event of the Executive’s death, the Executive’s Beneficiary) and provide him with the following:

(a) An amount equal to one/two/three (1)/(2)/(3) times the highest rate of the Executive’s annualized Base Salary in effect at any time up to and including the Effective Date of Termination.

(b) An amount equal to one/two/three (1)/(2)/(3) times the greater of (i) the Executive’s highest annualized target total Management Incentive Award granted under the FMC Technologies Incentive Compensation and Stock Plan for any plan year up to and including the plan year in which the Executive’s Effective Date of Termination occurs, and (ii) the average of the actual total Management Incentive Awards paid (or payable) to the Executive for the two plan years immediately preceding the Effective Date of Termination, or for such lesser number of such plan years for which the Executive was eligible to earn a Management Incentive Award, annualized for any year that the Executive was not employed by the Company for the entire plan year. For purposes of determining actual total Management Incentive Awards under the preceding sentence, any amounts the Executive deferred will be treated as if they had been paid to the Executive, rather than deferred.

(c) An amount equal to the Executive’s unpaid Base Salary, and unused and accrued vacation pay, earned or accrued through the Effective Date of Termination.

(d) An amount equal to the target total Management Incentive Award established for the plan year in which the Executive’s Effective Date of Termination occurred, prorated through the Effective Date of Termination.

(e) Subject to applicable law and regulation as of the Effective Date of Termination, a continuation of the Company’s welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for one (1) full year/eighteen (18) months after the Effective Date of Termination. These benefits will be provided to the Executive (and to the Executive’s covered spouse and dependents) at the same premium cost, and at the same coverage level, as in effect as of the date of the Change in Control. The continuation of these welfare benefits will be discontinued prior to the end of the one (1) year/eighteen (18) month period if the Executive has available substantially similar benefits at a comparable cost from a subsequent employer, as determined by the Committee. In addition, the Company will make available for purchase by the Executive continued health care, life and accidental death and dismemberment, and disability insurance coverage at the same coverage level as in effect as of the date of the Change in Control for a period of eighteen (18) months beginning immediately upon the end of the coverage period provided under the foregoing provisions of this Section 3.3(e).

Awards granted under the FMC Technologies, Inc. Incentive Compensation and Stock Plan, and other incentive arrangements adopted by the Company will be treated pursuant to the terms of the applicable plan.

Any restrictions imposed by Company ownership or retention guidelines applicable to the sale of the Company’s Common Stock by executive officers will not apply to any Awards granted to the Executive prior to a Change of Control under the FMC Technologies, Inc. Incentive Compensation and Stock Plan or other incentive arrangements adopted by the Company that vests as a result of the Change of Control in accordance with the terms of this Agreement.

The aggregate benefits accrued by the Executive as of the Effective Date of Termination under the FMC Technologies, Inc. Salaried Employees’ Retirement Program, the FMC Technologies, Inc. Savings and Investment Plan, the FMC Technologies, Inc. Salaried Employees’ Equivalent Retirement Plan, the FMC Technologies, Inc. Non-Qualified Savings and Investment Plan and other savings and retirement plans sponsored by the Company will be determined and distributed pursuant to the terms of the applicable plan in effect as of the day immediately prior to the Change in Control, including but not limited to, the Executive’s distribution elections.

For all purposes under the Company’s nonqualified retirement plans (including, but not limited to, benefit calculation and benefit commencement), it will be assumed that the Executive’s employment continued following the Effective Date of Termination for one/two/three (1)/(2)/(3) full year(s) (i.e., one/two/three (1)/(2)/(3) additional year(s) of age and service credits will be added); provided, however, that for purposes of determining “final average pay” under such programs, the Executive’s actual pay history as of the Effective Date of Termination will be used.

3.4. Termination for Disability. If the Executive’s employment is terminated due to Disability, the Executive will receive the Executive’s Base Salary through the Effective Date of Termination, and the Executive’s benefits will be determined in accordance with the Company’s disability, retirement, survivor’s benefits, insurance and other applicable plans and programs then in effect. If the Executive’s employment is terminated due to Disability, he will not be entitled to the Severance Benefits described in Section 3.3.

3.5 Termination upon Death. If the Executive’s employment is terminated due to death, the Executive’s benefits will be determined in accordance with the Company’s retirement, survivor’s benefits, insurance and other applicable programs of the Company then in effect. If the Executive’s employment is terminated due to death, neither the Executive nor the Executive’s Beneficiary will be entitled to the Severance Benefits described in Section 3.3.

3.6. Termination for Cause, or Other Than for Good Reason or Retirement. Following a Change in Control of the Company, if the Executive’s employment is terminated either: (a) by the Company for Cause; or (b) by the Executive (other than for Retirement, Good Reason, or under circumstances giving rise to a Qualifying Termination described in Section 3.2(c) herein), the Company will pay the Executive an amount equal to the Executive’s Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any plans of the Company, at the time such payments are due and the Company will have no further obligations to the Executive under this Agreement.

3.7. Notice of Termination. Any termination of employment by the Company or by the Executive for Good Reason will be communicated by a Notice of Termination.

Article 4. Form and Timing of Severance Benefits

4.1. Form and Timing of Severance Benefits. The Severance Benefits described in Sections 3.3 (a), (b), (c) and (d) herein will be paid in cash to the Executive (or the Executive’s Beneficiary, if applicable) in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

4.2. Withholding of Taxes. The Company will be entitled to withhold from any amounts payable under this Agreement all taxes as may be legally required (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

Article 5. Excise Tax Equalization Payment

5.1. Excise Tax Equalization Payment. In the event that the Executive (or the Executive’s Beneficiary, if applicable) becomes entitled to Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the “Total Payments”), whether or not the Executive has terminated employment with the Company, if all or any part of the Total Payments will be subject to the tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), (the “Excise Tax”) the Company will pay to the Executive in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income taxes, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section 5.1 (including FICA and FUTA), will be equal to the Total Payments. The Company shall pay to the Executive the Gross-Up Payment no later than within sixty (60) days after the Executive remits to the various taxing authorities the taxes which gave rise to the Gross-Up Payment.

5.2. Tax Computation. All determinations of whether any of the Total Payments will be subject to the Excise Tax, the amounts of such Excise Tax, whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determinations, shall be made by a nationally recognized certified public accounting firm that does not serve as an accountant or auditor for any individual, entity or group effecting the Change in Control as designated by the Company (the “Accounting Firm”). The Accounting Firm will provide detailed supporting calculations to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive or the Company requesting a calculation hereunder. The Gross-Up Payment will be made by the Company to the Executive as soon as practical following the Accounting Firm’s determination of the Gross-Up Payment, but in no event beyond thirty (30) days from the Effective Date of Termination. All fees and expenses of the Accounting Firm will be paid by the Company.

For purposes of determining the amount of the Gross-Up Payment, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

5.3. Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computations to be made pursuant to Section 5.2 herein, and as a result of such adjustment the Gross-Up Payment made to the Executive is less than the greatest Gross-Up Payment that the Executive is entitled to receive under Section 5.2, the Company will pay to the Executive an amount equal to the difference between the greatest Gross-Up Payment the Executive is entitled to receive, and the Gross-Up Payment initially made to the Executive, plus a market rate of interest, as determined by the Committee, for the period commencing on the date the first Gross-Up Payment is made, and ending on the day immediately preceding the date the subsequent Gross-Up Payment is made. The Company shall make any such payment to the Executive no later than within sixty (60) days after the Executive remits to the various taxing authorities the taxes which give rise to such payment.

Article 5/6. Establishment of Trust

As soon as practicable following the Effective Date hereof, the Company will create a Trust (which will be a grantor trust within the meaning of Sections 671-678 of the Code) for the benefit of the Executive and Beneficiaries, as appropriate. The Trust will have a Trustee as selected by the Company, and will have certain restrictions as to the Company’s ability to amend the Trust or cancel benefits provided thereunder. Any assets contained in the Trust will, at all times, be specifically subject to the claims of the Company’s general creditors in the event of bankruptcy or insolvency; such terms to be specifically defined within the provisions of the Trust, along with the required procedure for notifying the Trustee of any bankruptcy or insolvency.

At any time following the Effective Date hereof, the Company may, but is not obligated to, deposit assets in the Trust in an amount equal to or less than the aggregate Severance Benefits which may become due to the Executive under Sections 3.3 (a), (b), (c) and (d) of this Agreement.

As soon as practicable after the Company has knowledge that a Change in Control is imminent, but no later than the day immediately preceding the date of the Change in Control, the Company will deposit assets in such Trust in an amount equal to the estimated aggregate Severance Benefits which may become due to the Executive under Sections 3.3 (a), (b), (c) and (d) and Articles 7/8 and 8/9 of this Agreement. Such deposited amounts will be reviewed and increased, if necessary, every six (6) months following a Change in Control to reflect the Executive’s estimated aggregate Severance Benefits at such time.

Article 6/7. The Company’s Payment Obligation

The Company’s obligation to make the payments and the arrangements provided for herein will be absolute and unconditional, and will not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder will be paid without notice or demand. Each and every payment made hereunder by the Company will be final, and the Company will not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

The Executive will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment will in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 3.3(e) herein.

Notwithstanding anything in this Agreement to the contrary, if Severance Benefits are paid under this Agreement, no severance benefits under any program of the Company, other than benefits described in this Agreement, will be paid to the Executive.

Article 7/8. Fees and Expenses

To the extent permitted by law, the Company will pay as incurred within ten (10) days following receipt of an invoice from the Executive, which invoice shall be submitted no later than ninety (90) days following the date Executive incurs liability for the relevant item,) all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company’s refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company’s contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement. The Company’s obligations under this Article 7/8 shall apply only to legal fees, costs of litigation, prejudgment interest, and other expenses incurred on or before the date that is ten (10) years after Executive’s death, (b) shall not be subject to liquidation, and (c) may not be exchanged for another benefit. The amount of the legal fees, costs of litigation, prejudgment interest, and other expenses for which Executive is entitled to be reimbursed under this Article 7/8 in any calendar year shall not affect Executive’s right to reimbursement of any expenses or in-kind benefits to which Executive is entitled under this Agreement or any other agreement to which Executive and the Company are parties.

Article 8/9. Outplacement Assistance

Following a Qualifying Termination (as described in Section 3.2 herein), the Executive will be reimbursed by the Company for the reasonable costs of all outplacement services obtained by the Executive within the one (1)/a two (2) year period after the Effective Date of Termination; provided; however, that the total reimbursement for such outplacement services will be limited to an amount equal to fifteen percent (15%) of the Executive’s Base Salary as of the Effective Date of Termination; and further provided that the invoice for such services are submitted no later than ninety (90) days following the date the Executive incurs such costs. The Company’s obligations under this Article 8/9 (a) shall apply only to costs for outplacement services obtained by the Executive, (b) shall not be subject to liquidation, and (c) may not be exchanged for another benefit. The amount of the costs of the outplacement services for which the Executive is entitled to be reimbursed under this Article 8/9 in any calendar year shall not affect Executive’s right to reimbursement of any expenses or in-kind benefits to which the Executive is entitled under this Agreement or any other agreement to which the Executive and the Company are parties.

Article 9/10. Successors and Assignment

9.1 Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

9.2 Assignment by the Executive. This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts will be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate, and such designee, or the Executive’s estate will be treated as the Beneficiary hereunder.

Article 10/11. Miscellaneous

10.1 Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and may be terminated by either the Executive or the Company at any time, subject to applicable law.

10.2 Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. The Executive may make or change such designations at any time.

10.3 Severability. In the event any provision of this Agreement will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Agreement, and the Agreement will be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and will have no force and effect.

10.4 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors.

10.5 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Delaware will be the controlling law in all matters relating to this Agreement.

10.6 Indemnification. To the full extent permitted by law, the Company will, both during and after the period of the Executive’s employment, indemnify the Executive (including by advancing him expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including any attorneys’ fees, incurred by the Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being (or having been) an officer, director or employee of the Company or any of its subsidiaries. The Executive will be covered by director and officer liability insurance to the maximum extent that that insurance covers any officer or director (or former officer or director) of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on this      day of                          , 200  .

FMC Technologies, Inc. :

By:
Peter D. Kinnear
Its:	President and CEO